Exhibit 10.17

AMENDMENT

TO THE DOMINION RESOURCES, INC.

NEW EXECUTIVE SUPPLEMENTAL RETIREMENT PLAN

AMENDMENT, effective January 1, 2007, to the Dominion Resources, Inc. New Executive Supplemental Retirement Plan (the “Plan”).

Dominion Resources, Inc. (the “Company”) maintains the Plan, as originally effective as of January 1, 2005. The Board of Directors of the Company or its delegate has the power (pursuant to Section 8.1 of the Plan) to amend the Plan and has delegated certain authority to amend such plan to the Dominion Resources Services, Inc. CEO (the “Services CEO”). Pursuant to such delegation, the Services CEO can authorize amendments that do not materially increase or enhance benefits to be provided under the Plan.

The Administrative Benefit Committee of the Company’s Board of Directors (the “Committee”) has the authority under the Plan to determine the actuarial and other factors to be used in calculating the lump-sum equivalent value of accrued Plan benefits. In its December 12, 2006 meeting, the Committee recommended that a set rate of 4% be established for the actuarial discount rate for lump-sum distributions under the Plan during calendar years 2007 through 2009.

NOW, THEREFORE, effective January 1, 2007, Section 1.15 of the Plan is hereby amended in its entirety as follows:

1.15    “Lump Sum Equivalent” means a single lump sum payment that is actuarially determined as the amount required to provide an after-tax monthly payment equal to one-twelfth of the after-tax amount of the Annual Benefit. Effective for distributions occurring on or after January 1, 2007 and on or before December 31, 2009, unless otherwise determined by the Administrative Benefit Committee, the actuarial discount rate for determinations of the Lump Sum Equivalent shall be 4 percent (4%). Beginning January 1, 2010, the actuarial discount rate shall be determined by the Administrative Benefit Committee. The actuarial determination shall be computed using any other actuarial or other factors as determined by the Administrative Benefit Committee. The after-tax amounts shall be based on Federal income and FICA tax rates and the state income tax rate for the residence of the Participant at the date of the payment, as determined by the Administrative Benefit Committee.

FIRST AMENDMENT TO

DOMINION RESOURCES, INC.

NEW EXECUTIVE SUPPLEMENTAL RETIREMENT PLAN

FIRST AMENDMENT, effective December 1, 2006, to the Dominion Resources, Inc. New Executive Supplemental Retirement Plan (the “Plan”).

Dominion Resources, Inc. (the “Company”) maintains the Plan, as originally effective as of January 1, 2005. The Board of Directors of the Company or its delegate has the power (pursuant to Section 8.1 of the Plan) to amend the Plan and has delegated certain authority to amend such plan to the Dominion Resources Services, Inc. CEO (the “Services CEO”). Pursuant to such delegation, the Services CEO has authorized amendments that do not materially increase or enhance benefits to be provided under the Plan.

NOW, THEREFORE, effective December 1, 2006, the Plan is hereby amended as follows:

1. Section 1.10 of the Plan is hereby amended in its entirety as follows:

1.10    “Eligibility Conditions”:

(a)    For any Participant who becomes a Participant on or after December 1, 2006, “Eligibility Conditions” means either reaching age fifty-five (55) and completing sixty (60) months of Participant Service, or being deemed to have reached age fifty-five (55) and have completed sixty (60) months of Participant Service due to a Benefit Agreement.

(b)    For any Participant who became a Participant on or before November 30, 2006, “Eligibility Conditions” means either reaching age fifty-five (55) and completing sixty (60) months of service, or being deemed to have reached age fifty-five (55) and have completed sixty (60) months of service due to a Benefit Agreement.

2. A new Section 1.17A is hereby added to the Plan immediately following current Section 1.17 of the Plan as follows:

1.17A    “Participant Service” means service with the Company while a Participant in the Plan. Service with the Company while an individual is not a Participant in the Plan is disregarded for purposes of calculating Participant Service.

3. Section 1.21 of the Plan is hereby amended in its entirety as follows:

1.21    “Retirement” and “Retire” mean severance from employment with the Company on or after meeting the Eligibility Conditions and which also constitutes a separation from service for purposes of Code Section 409A.

4. Section 3.1(c) is hereby amended in its entirety as follows:

(c)    If a Regular Participant or Life Participant subject to the Eligibility Conditions in Section 1.10(a) has completed sixty (60) months of Participant Service (actually or deemed under a Benefits Agreement), or if a Regular Participant or Life Participant subject to the Eligibility Conditions in Section 1.10(b) has completed sixty (60) months of service with the Company (actually or deemed under a Benefits Agreement), then, in either case, upon his severance from employment with the Company before the attainment of fifty-five (55) years of age (actually or deemed under a Benefits Agreement), the Participant shall be entitled to an Annual Benefit equal to the benefit computed under Section 3.1(a) or Section 3.1(b), as applicable, multiplied by the following fraction (not greater than one):

Participant’s completed months of

Participant Service (if subject to Section 1.10(a)) or

service with the Company (if subject to Section 1.10(b))

Total months from the date on which the individual became a Participant to the

Participant’s attainment of fifty-five (55) years of age

(actually or deemed under a Benefits Agreement).

For purposes of the above calculation, partial months shall be disregarded. The actuarial equivalent of the benefit under this Section 3.2(c) shall be paid in the form of the Lump Sum Equivalent.

5. The first sentence of Section 7.2 of the Plan is hereby amended in its entirety as follows:

Except as otherwise provided in Section 7.3, a Participant (a) who is removed or not reelected as an officer or (b) whose employment with the Company terminates for any reason other than death or Total and Permanent Disability before the Participant has completed sixty (60) months of either (i) Participant Service (actually or deemed under a Benefits Agreement) if the Participant is subject to the Eligibility Conditions in Section 1.10(a), or (ii) service with the Company (actually or deemed under a Benefits Agreement) if the Participant is subject to the Eligibility Conditions in Section 1.10(b), shall in either case immediately cease to be a Participant under this Plan and shall forfeit all rights under this Plan.

6. In all respects not amended, the Plan is hereby ratified and confirmed.

2